Exhibit 3.929
C&S 500 (Rev. 6-92)
(ILLEGIBLE)

MICHIGAN DEPARTMENT OF COMMERCE — CORPORATION AND SECURITIES BUREAU
Date Received	(FOR BUREAU USE ONLY)
APR 01 1993
FILED
Name Michael A. Fish, Esq.	APR 05 1993
Rupp, Enrlich. Foley & Serwer, PC	Administrator
Address 1111 W. Long Lake Road, Ste. 201	MICHIGAN DEPARTMENT OF COMMERCE
City State Zip Code	Corporation & Securities Bureau
Troy, Michigan 48098-6309

é Document will be returned to the name and address you enter above. é	EFFECTIVE DATE:

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ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations
(Please read information and instructions on the last page)
     Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:
ARTICLE I

The name of the corporation is:
Standard Environmental Services, Inc.
ARTICLE II

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized shares:

1.	Common Shares	60,000

	Preferred Shares

2.	A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

		All stock issued hereunder shall be issued in accordance with Section 1244 of the Internal Revenue Code of 1986, as amended
GOLD SEAL APPEARS ONLY ON ORIGINAL

ARTICLE IV

1.	The address of the registered office is:

	22001 Hoover Road	Warren	,	Michigan	408089

	(Street Address)	(City)			(ZIP Code)

2.	The mailing address of the registered office if different than above:

			,	Michigan

	(P.O. Box)	(City)			(ZIP Code)

3.	The name of the resident agent at the registered office is: Scott Hayes
ARTICLE V

The name(s) and address(es) of the incorporator(s) is (are) as follows:

Name	Residence or Business Address
Michael A. Fish	1111 W. Long Lake Road, Ste. 201
Troy, Michigan 48098–6309

ARTICLE VI (Optional. Delete If not applicable)

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.
Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.
GOLD SEAL APPEARS ONLY ON ORIGINAL

Use space below for additional Articles or for continuation of previous Articles. Please identify any Article being continued or added. Attach additional pages if needed.
I (We), the incorporator(s) sign my (our) name(s) this 30th day of March, 1993.

/s/ Michael A. Fish
Michael A. Fish